Exhibit 10.1

PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001

[NAME]
Via Email
Dear [FIRST NAME]:
Peloton Interactive, Inc. (the “Company”) is changing its executive compensation program, subject to approval by the Compensation Committee of the Board of Directors. These changes are designed to strengthen the Company’s pay-for-performance culture and further align our compensation practices with our peer group competitive practices. This letter summarizes these compensation changes and confirms your consent to them, including your waiver of any right that you might have to assert “Good Reason” under the Company’s Severance and Change in Control Plan (the “Severance Plan”) as a result of the changes. To the extent applicable, this letter amends your offer letter with the Company dated [DATE] (the “Offer Letter”), which otherwise remains in effect.
•Cash Compensation: The Company is transitioning your cash compensation to a blend of base salary and an annual cash bonus opportunity. Your base salary for the remainder of fiscal year 2026 will be at an annual rate of $850,000. You will also be eligible to receive an annual cash bonus with a target of 20% of your base salary with any annual bonus pro-rated from the date of these changes. For fiscal year 2027, your annual base salary will be at an annual rate of $635,000, and you will be eligible to receive an annual cash bonus with a target of 60% of your base salary. The achievement of applicable performance metrics, and the actual amount of the annual bonus, if any, will be determined by the Board of Directors (or the Compensation Committee). Annual bonuses will be paid no later than September 15 following the close of the corresponding fiscal performance year. You must be employed in good standing on the payment date. Your salary and cash bonus opportunity will be subject to future adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
•Severance Plan: If your employment is terminated in a “Covered Termination,” whether in or outside a “Change in Control Period” (each term as defined in the Severance Plan), the amount of your current-year bonus component of your severance will be equal to 100% of your target bonus plus a pro-rata portion of your target bonus, for the fiscal year in which your termination occurs. This amount will be paid in the same manner and subject to the same conditions as other benefits of the Severance Plan.
•Equity Compensation: For fiscal year 2026, the Company will structure annual refresh equity grants as 70% time-based restricted stock units (“RSUs”) and 30% performance-based restricted stock units (“PSUs”). The number of PSUs that will be eligible to vest will be based on the fiscal year 2026 performance period, with performance metrics and vesting schedules established by the Compensation Committee. The full terms of your RSU and PSU awards, including the performance metrics and vesting schedules, will be set forth in the applicable award agreements. The relative mix of RSU and PSU Awards, related performance metrics and vesting schedules will be subject to future adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

By signing below, you consent to the compensation changes described in this letter and the amended terms of your Offer Letter. You further agree that these changes, alone or in conjunction with one another, do not constitute “Good Reason” under the Severance Plan, either now or when such changes are implemented.
Thank you for your commitment and contributions to the Company.
Very truly yours,
PELOTON INTERACTIVE, INC.

By: Peter Stern
Title: Chief Executive Officer
Dated:

I have read and agreed to the terms of this letter and consent to the compensation changes described herein:

__________________________________
[NAME]
Dated: